Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
vTv Therapeutics Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share, to be issued under the vTv Therapeutics Inc. 2024 Equity Incentive Plan	Other	750,000(3)	$14.26	$10,695,000	0.00014760	$1,578.58

Total Offering Amounts					$10,695,000		$1,578.58
Total Fee Offsets							$—
Net Fee Due							$1,578.58

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of vTv Therapeutics Inc (the “Registrant”) that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)    Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the reported high and low sales prices for the Registrant’s Class A common stock as reported by the Nasdaq Capital Market on September 16, 2024.
(3)    Represents additional shares of the Registrant’s Common Stock reserved for issuance under the registrant’s 2024 Equity Incentive Plan, to which this Registration Statement relates.